Exhibit 99.2

SinglePlatform, Corp.

Financial Statements

December 31, 2011 and Three Months Ended March 31, 2012 and 2011

SinglePlatform, Corp.

Financial Statements

December 31, 2011 and March 31, 2012 and 2011

Report of Independent Registered Public Accounting Firm

To the Stockholder of SinglePlatform, Corp.:

In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders’ equity (deficit) and of cash flows present fairly, in all material respects, the financial position of SinglePlatform, Corp. (the “Company”) at December 31, 2011, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

[PricewaterhouseCoopers LLP (signed)]

Boston, Massachusetts

August 23, 2012

SinglePlatform, Corp.

Balance Sheets

	December 31, 2011	March 31, 2012
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$1,706,632	$810,409
Accounts receivable	—	2,370
Prepaid expenses and other current assets	50,486	70,815

Total current assets	1,757,118	883,594
Property and equipment, net	90,251	120,964
Other assets	20,137	91,782

Total assets	$1,867,506	$1,096,340

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$71,607	$62,674
Payable to related party	70,348	67,662
Accrued expense and other current liabilities	240,568	334,983
Deferred revenue	437,605	749,802

Total current liabilities	820,128	1,215,121

Total liabilities	820,128	1,215,121

Commitments and contingencies (Note 8)

Stockholders’ equity (deficit)
Series Seed stock, $.0001 par value; 4,595,854 shares authorized, issued and outstanding at December 31, 2011 and March 31, 2012 (unaudited), liquidation preference: $1,274,982 at December 31, 2011 and March 31, 2012 (unaudited)	1,184,266	1,184,266
Series A preferred stock, $.0001 par value; 5,146,799 shares authorized, issued and outstanding at December 31, 2011 and March 31, 2012 (unaudited), liquidation preference: $3,250,000 at December 31, 2011 and March 31, 2012 (unaudited)	3,174,314	3,174,314
Common stock, $.0001 par value; 29,000,000 shares authorized at December 31, 2011 and March 31, 2012 (unaudited), 10,886,491 and 11,156,682 shares issued and outstanding at December 31, 2011 and March 31, 2012 (unaudited), respectively	1,089	1,116
Additional paid-in capital	120,940	165,939
Accumulated deficit	(3,433,231)	(4,644,416)

Total stockholders’ equity (deficit)	1,047,378	(118,781)

Total liabilities and stockholders’ equity (deficit)	$1,867,506	$1,096,340

The accompanying notes are an integral part of these financial statements.

SinglePlatform, Corp.

Statements of Operations

	Year Ended December 31,	Three Months Ended March 31,
	2011	2012	2011
		(unaudited)
Revenue	$418,574	$210,032	$78,797
Cost of revenue	124,761	34,799	13,778

Gross profit	293,813	175,233	65,019

Operating expenses
Research and development	488,876	274,954	48,871
Sales and marketing	1,499,197	734,612	205,600
General and administrative	849,575	390,394	123,639

Total operating expenses	2,837,648	1,399,960	378,110

Loss from operations	(2,543,835)	(1,224,727)	(313,091)
Interest income and other income (expense), net	7,848	13,542	—

Net loss	$(2,535,987)	$(1,211,185)	$(313,091)

The accompanying notes are an integral part of these financial statements.

SinglePlatform, Corp.

Statement of Changes in Stockholders’ Equity (Deficit)

	Series Seed Preferred Stock		Series A Preferred Stock		Common Stock		Additional	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in capital	Deficit	Equity (Deficit)
Balance at December 31, 2010	4,595,854	$1,184,266	—	$—	10,000,000	$1,000	$—	$(897,244)	$288,022
Issuance of Series A preferred stock, net of issuance costs of $75,682			5,146,799	3,174,314					3,174,714
Issuance of common stock					886,491	89	53,100		53,189
Stock-based compensation expense							67,840		67,840
Net loss								(2,535,987)	(2,535,987)

Balance at December 31, 2011	4,595,854	1,184,266	5,146,799	3,174,314	10,886,491	1,089	120,940	(3,433,231)	1,047,378

Issuance of common stock (unaudited)					121,753	12	17,988		18,000
Issuance of common stock upon exercise of common stock options (unaudited)					148,438	15	8,891		8,906
Stock-based compensation expense (unaudited)							18,120		18,120

Net loss (unaudited)								(1,211,185)	(1,211,185)

Balance at March 31, 2012 (unaudited)	4,595,854	$1,184,266	5,146,799	$3,174,314	11,156,682	$1,116	$165,939	$(4,644,416)	$(118,781)

The accompanying notes are an integral part of these financial statements.

SinglePlatform, Corp.

Statements of Cash Flows

	Year Ended December 31, 2011	Three Months Ended March 31,
		2012	2011
		(unaudited)
Cash flows from operating activities
Net loss	$(2,535,987)	$(1,211,185)	$(313,091)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	13,274	9,604	—
Stock-based compensation	67,840	18,120	736
Changes in operating assets and liabilities
Accounts receivable	—	(2,370)	—
Prepaid expenses and other current assets	(47,876)	(20,329)	(892)
Other assets	(11,264)	(71,645)	(2,288)
Accounts payable	58,278	(8,933)	16,392
Accrued expenses and other current liabilities	129,107	112,415	(13,722)
Payable to related party	(41,384)	(2,686)	(18,846)
Deferred revenue	248,818	312,197	(35,350)

Net cash used in operating activities	(2,119,194)	(864,812)	(367,061)

Cash flows from investing activities
Acquisition of property and equipment, including costs capitalized for development of internal use software	(103,525)	(40,317)	(13,422)

Net cash used in investing activities	(103,525)	(40,317)	(13,422)

Cash flows from financing activities
Proceeds from issuance of bridge notes	125,000	—	—
Proceeds from issuance of common stock upon exercise of common stock options	—	8,906	—
Proceeds from issuance of Series A Preferred stock, net of issuance costs	3,049,252	—	—

Net cash provided by financing activities	3,174,252	8,906	—

Net increase (decrease) in cash and cash equivalents	951,533	(896,223)	(380,483)

Cash and cash equivalents, beginning of year	755,099	1,706,632	755,099

Cash and cash equivalents, end of year	$1,706,632	$810,409	$374,616

Supplemental disclosure of noncash financing activities:
Conversion of bridge notes and accrued interest to Series A Preferred stock	$125,062	$—	—

Issuance of common stock in settlement of accrued expenses	$53,189	$18,000	$53,189

The accompanying notes are an integral part of these financial statements.

SinglePlatform, Corp.

Notes to Financial Statements

1.	Nature of the Business

SinglePlatform, Corp. (the “Company”) was incorporated in Delaware under the name Ipiary, Corp. on September 29, 2009. The Company changed its name to SinglePlatform, Corp. on January 21, 2010. The Company helps small businesses get discovered through web and mobile searches by providing a single place to update relevant business information.

Risks and Uncertainties

The Company operates in a highly competitive environment and inherent in its business are various risks and uncertainties including the limited operating history and lack of profitability for its operations. The Company’s success may depend in part on general economic conditions, the use of the internet as a communication medium, prospective product development efforts and the acceptance of the Company’s offerings by the marketplace. The Company’s operating results may be materially affected by the foregoing factors.

The accompanying financial statements have been prepared on a basis which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred losses from operations since inception and has an accumulated deficit of $3.4 million at December 31, 2011 and $4.6 million at March 31, 2012 (unaudited). To date the Company has been funded through the issuance of convertible notes, private equity securities and, to a limited extent, from revenue transactions with customers. In 2011, the Company secured an additional $3.2 million in funding, through the issuance of Series A Preferred Stock (see note 5). Subsequent to December 31, 2011 and as discussed in Note 12, the Company was sold to Constant Contact, Inc. for cash proceeds of $63.0 million, subject to certain post-closing adjustments and contingent consideration of up to $30 million.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The Company has prepared the accompanying financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, management evaluates these estimates, judgments and assumptions, including those related to revenue recognition, income taxes, stock-based compensation and capitalization of software and website development costs. The Company bases these estimates on historical and anticipated results and trends and on various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities and recorded revenue and expenses that are not readily apparent from other sources. Actual results could differ from these estimates.

SinglePlatform, Corp.

Notes to Financial Statements

Unaudited Interim Financial Information

The accompanying balance sheet as of March 31, 2012, statements of operations and of cash flows for the three months ended March 31, 2012 and 2011, and the statement of changes in stockholders’ equity (deficit) for the three months ended March 31, 2012 are unaudited. The interim unaudited financial statements have been prepared on the same basis as the annual audited financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of March 31, 2012 and the results of its operations and its cash flows for the three months ended March 31, 2012 and 2011. The financial data and other information disclosed in these notes related to the three months ended March 31, 2012 and 2011 are unaudited. The results for the three months ended March 31, 2012 are not necessarily indicative of results to be expected for the year ending December 31, 2012, any other interim periods, or any future year or period.

Fair Value of Financial Instruments

Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. A fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last is considered unobservable, are used to measure fair value:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.

•

Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company had cash equivalents of $1,504,403 and $557,424 at December 31, 2011 and March 31, 2012 (unaudited), respectively, which were invested in money market instruments. The Company carries these cash equivalents at fair value based on quoted market prices. Quoted market prices are a Level 1 measurement in the hierarchy of fair value measurements. The carrying value of accounts receivable, accounts payable and accrued expense and other current liabilities approximate fair value due to the short-term nature of these assets and liabilities.

Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the time of acquisition to be cash equivalents. The Company also considers receivables related to customer credit card purchases of $12,785 and $40,041 at December 31, 2011 and March 31, 2012 (unaudited), respectively, to be equivalent to cash. Cash equivalents are stated at fair value.

Accounts Receivable

Management reviews accounts receivable on a periodic basis to determine if any receivables will potentially be uncollectible. The Company reserves for receivables that are determined to be uncollectible, if any, in its allowance for doubtful accounts. After the Company has exhausted all collection efforts, the outstanding receivable is written off against the allowance.

SinglePlatform, Corp.

Notes to Financial Statements

Concentration of Credit Risk and Significant Customers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents. At December 31, 2011 and March 31, 2012 (unaudited), the Company had cash and cash equivalent balances at one financial institution in excess of federally insured limits; however, the Company maintains its cash and cash equivalents balance with accredited financial institutions. The Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

For the year ended December 31, 2011 or the three months ended March 31, 2012 or 2011 (unaudited), no customer accounted for more than 10% of total revenue.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful life of the assets. Estimated useful lives of computer equipment and software are three years. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is credited or charged to operations. Repairs and maintenance costs are expensed as incurred.

Long-Lived Assets

The Company reviews the carrying values of its long-lived assets for possible impairment whenever events or changes in circumstance indicate that the related carrying amount may not be recoverable. Undiscounted cash flows are compared to the carrying value and when required, impairment losses on assets to be held and used are recognized based on the excess of the asset’s carrying amount over the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Revenue Recognition

The Company provides access to its on-demand product through subscription arrangements whereby the customer is charged a fee for access for a defined term. Subscription arrangements include access to use the Company’s software via the Internet and a unique phone number assigned to each customer. Subscription fees are comprised of a flat fee plus a pay-per call amount that is based on the number of calls to the customer using the unique phone number assigned by the Company. When there is evidence of an arrangement, the fee is fixed or determinable and collectability is deemed reasonably assured, the Company recognizes revenue over the subscription period as the services are delivered. Pay-per call amounts are recognized in the month the calls are registered. Delivery is considered to have commenced at the time the customer has access to the account via a log-in and password.

Deferred Revenue

Deferred revenue consists of payments received in advance of delivery of the Company’s on-demand product described above and is recognized as the revenue recognition criteria are met.

Software and Website Development Costs

Research and development costs are expensed as incurred and primarily consist of wages and stock-based compensation as well as consulting fees paid to contractors. Relative to development costs of its on-demand products and website, the Company capitalizes certain direct costs to develop functionality as well as certain upgrades and enhancements that are probable to result in additional functionality. The costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized as part of property and equipment until the software is substantially complete and ready for its intended use. Capitalized software is amortized over a three-year period in the expense category to which the software relates.

SinglePlatform, Corp.

Notes to Financial Statements

Advertising Expense

The Company expenses advertising as incurred. Advertising expense was not material during the year ended December 31, 2011 or the three months ended March 31, 2012 or 2011 (unaudited).

Accounting for Stock-Based Compensation

The Company values all stock-based compensation, including grants of stock options, at fair value on the date of grant, and expenses the fair value on a straight-line basis over the applicable service period.

Income Taxes

Income taxes are provided for tax effects of transactions reported in the financial statements and consist of income taxes currently due plus deferred income taxes related to timing differences between the basis of certain assets and liabilities for financial statement and income tax reporting purposes. Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance is provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company accounts for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination. If the tax position is deemed “more-likely-than-not” to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement.

New Accounting Guidance

In June 2011, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance on the presentation of comprehensive income to provide companies with two options for presenting comprehensive income. Companies can present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. This guidance is effective for fiscal years beginning after December 15, 2011. In December 2011, the FASB indefinitely deferred the amendment’s requirement to present reclassification adjustments of other comprehensive income by line item on the face of the income statement. As the new guidance relates only to how comprehensive income is disclosed and does not change the items that must be reported as comprehensive income, adoption did not have an effect on the Company’s financial statements.

Fair Value Option for Financial Assets and Financial Liabilities

Authoritative guidance allows companies to choose to measure many financial instruments and certain other items at fair value. The Company has elected not to apply the fair value option to any of its financial assets or liabilities.

SinglePlatform, Corp.

Notes to Financial Statements

3.	Property and Equipment

	Estimated Useful Life (Years)	December 31, 2011	March 31 2012
			(Unaudited)
Computer equipment	3	$7,104	$11,541
Capitalized software	3	96,421	132,301

		103,525	143,842
Less: Accumulated depreciation and amortization		(13,274)	(22,878)

		$90,251	$120,964

Depreciation and amortization expense was $13,274 for the year ended December 31, 2011 and $9,604 and $0 for the three months ended March 31, 2012 and 2011 (unaudited), respectively.

The Company capitalized costs associated with the development of internal use software of $96,421 included in software above and recorded related amortization expense of $12,736 (included in depreciation and amortization expense) during the year ended December 31, 2011. The Company capitalized costs associated with the development of internal use software of $35,880 and $13,422 included in software above and recorded related amortization expense of $8,641 and $0 (included in depreciation and amortization expense) during the three months ended March 31, 2012 and 2011 (unaudited), respectively. The remaining net book value of capitalized software costs was $83,686 and $110,924 as of December 31, 2011 and March 31, 2012 (unaudited), respectively.

4.	Bridge Notes

In July 2011, the Company issued $125,000 of senior convertible promissory notes (the “Notes”) to existing investors. The notes accrued interest at an annual rate of 1% and principle and interest were convertible into Series A Preferred stock at a conversion price equal to the price per share of the Series A Preferred stock to be sold. Also in July 2011, the outstanding principle and accrued interest of $62 was converted into 198,052 shares of Series A Preferred stock at $0.63 per share.

5.	Preferred Stock

As of December 31, 2011, the Company was authorized to issue 9,742,653 of preferred stock, $0.0001 par value, of which 4,595,854 shares are designated Series Seed Preferred Stock (“Series Seed”) and 5,146,799 shares are designated Series A Preferred Stock (“Series A”). The Series Seed and Series A are collectively referred to herein as the “Preferred Stock”.

In 2010, the Company issued 4,595,854 Series Seed stock at $0.28 per share for total gross proceeds of $1,274,982.

In 2011, the Company issued 5,146,799 shares of Series A preferred stock at $0.63 per share. The total gross proceeds of $3,249,996 included the conversion of $125,062 of convertible notes payable (see note 4). As of December 31, 2011 and March 31, 2012 (unaudited), the Company has 9,742,653 shares of common stock reserved for issuance for the conversion of Preferred Stock.

The Preferred Stock have the following characteristics:

Voting Rights

The holders of the Preferred Stock are entitled to one vote for each share of common stock the Preferred Stock is convertible into. The holders of the Preferred Stock vote together with holders of the Common Stock as a single class.

SinglePlatform, Corp.

Notes to Financial Statements

Liquidation Preference

In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Preferred Stock then outstanding shall be entitled to be paid on a pari passu basis out of the assets of the Company available for distribution, before any amounts shall be payable to holders of Common Stock, an amount equal to the greater of the applicable original price of such stock, adjusted for stock splits, dividends and any accrued unpaid dividends on such shares or such amount per share as would have been payable had each share been converted into common stock. If the assets of the Corporation are legally insufficient to permit the payment in full, then the entire assets of the Corporation shall be distributed ratably among the holders of the Preferred Stock in accordance with the liquidation preference.

Dividend Rights

The holders of the Preferred Stock are entitled to receive dividends prior and in preference to any declaration or payment of dividends on the common stock at the applicable dividend rate when and if declared by the Board of Directors. Such dividends shall not be cumulative. The holders of the outstanding Preferred Stock can waive any dividend preference upon the affirmative vote or written consent of the majority of Preferred Stock then outstanding (voting together as a single class on an as-converted basis). The applicable dividend rate shall be equal to the original price of each series of Preferred Stock, adjusted for stock splits, stock dividends, combinations, recapitalizations or other similar adjustments. As of December 31, 2011 and March 31, 2012 (unaudited), no dividends have been declared.

Conversion Rights

Each share of Preferred Stock shall be convertible at the option of the holder into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable original purchase price of such Preferred Stock by the applicable conversion price. The conversion price shall initially be equal to the original purchase price of each series of Preferred Stock and shall be subject to adjustment per the amended and restated certificate of incorporation. Each share of Preferred Stock shall automatically be converted into shares of common stock at the conversion price then in effect immediately upon the closing of an initial public offering with aggregate proceeds of not less than $30,000,000. Either series of Preferred Stock shall automatically be converted into shares of common stock at the conversion price then in effect for that series at a date specified by vote or written consent of the holders of a majority of the then outstanding shares of the Series Seed or Series A preferred stock voting. With respect to automatic conversion the holders of the Series Seed and Series A preferred stock shall vote as a separate class.

Other Rights

At any time when at least 800,000 shares of Preferred Stock shall be outstanding (subject to adjustment in the event of a stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock), the written consent or affirmative vote of at least 59% of the outstanding shares of Preferred Stock, voting as a separate class, shall be required for the Company or any subsidiary to: liquidate, dissolve or wind-up the affairs of the business; amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Company so as to adversely affect the Preferred Stock; increase the number of authorized shares of Preferred Stock; create or issue any additional class or series of stock unless it ranks junior to the Preferred Stock with respect to distribution of assets of the Company; purchase, redeem, pay or declare any dividend or make any distribution on any shares of stock of the Company other than the Preferred Stock and other than dividends on common stock payable in common stock or repurchases of securities from former employees of the Company; authorize or issue any debt instrument in excess of $100,000 other than trade credit in the ordinary course of business; or modify the size of the Board of Directors.

6.	Common Stock

As of December 31, 2011 and March 31, 2012 (unaudited), the Company was authorized to issue 29,000,000 shares of common stock with a par value of $0.0001 per share.

In 2009, the Company sold 10,000,000 shares of common stock to the founder at par value. The shares are subject to repurchase by the Company at its option at the original issue price. The repurchase rights lapse on a monthly basis over a four year period.

SinglePlatform, Corp.

Notes to Financial Statements

As of December 31, 2011, 3,750,000 shares remained subject to repurchase by the Company for a total purchase price of $375. In 2011, the Company issued 886,491 shares of common stock to an employee and a consultant with a fair value of $0.06 per share in settlement of amounts owed to them of $53,189. During the three months ended March 31, 2012 (unaudited), the Company issued 121,753 shares of common stock to an employee with a fair value of $0.15 per share in settlement of amounts owed to him of $18,000.

The voting, dividend and liquidation rights of the holders of the common stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock.

The common stock has the following characteristics:

Voting Rights

The holders of the common stock are entitled to one vote for each share of common stock held at all meetings of stockholders or written actions in lieu of meetings except that holders of common stock are not allowed to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of the either of the series of Preferred Stock outstanding if the holders of either series of the Preferred Stock are entitled to vote separately. Otherwise, the holders of the Preferred Stock vote together with holders of the common stock as a single class.

Liquidation Preference

In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, after the payment of all preferential amounts to the holders of the Preferred Stock have been made in full, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of the common stock, pro rata based on the number of shares held by each holder.

Dividend Rights

After payment of dividends to holders of Preferred Stock, any additional dividends or distributions shall be distributed to holders of the common stock and Preferred Stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of Preferred Stock were converted to common stock at the then effective conversion rate.

7.	Stock-Based Awards

The Company’s 2010 Stock Plan (“2010 Plan”) permits the Company to make grants of incentive stock options, non-statutory stock options, restricted stock, restricted stock units and other stock-based awards with a maximum term of ten years. The Company originally reserved 4,148,019 shares of its common stock for issuance under the 2010 Plan. In July 2011, this amount was increased to 5,991,340 shares. Additionally, pursuant to the terms of the 2010 Plan, shares reserved for outstanding awards under the 2010 Plan for which the awards are cancelled, forfeited, repurchased or otherwise result in common stock not being issued will be added to the number of shares available for issuance under the 2010 Plan. As of December 31, 2011, 718,269 shares remained available for future issuance. As of March 31, 2012 (unaudited), 791,702 shares remained available for future issuance.

The Company applies the fair value recognition provisions for all stock-based awards granted or modified in accordance with authoritative guidance. Under this guidance the Company records compensation costs on a straight-line basis over the requisite service period of the award based on the grant-date fair value.

During the year ended December 31, 2011, the Company granted 5,216,176, stock options to certain employees, directors and consultants. The vesting of these awards is time-based and the restrictions typically lapse 25% after one year and monthly thereafter for the next 36 months. The Company has also granted options that were immediately vested as well as certain grants that vested 12.5% after six months and monthly thereafter for the next 42 months.

Through December 31, 2011, stock options were granted with exercise prices equal to the fair value of the Company’s common stock on the date of grant. Because there is no public market for the Company’s common stock, the Company’s board of directors determined the fair value of common stock by taking into account the Company’s most recently available valuation of common stock.

SinglePlatform, Corp.

Notes to Financial Statements

The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option-pricing model. The expected term assumption was based on the “simplified method” for estimating expected term for awards that qualify as “plain-vanilla” options. Expected volatility was based on historical volatility of the publicly traded stock of a peer group of companies. The risk-free interest rate was determined by reference to U.S. Treasury bond yields at or near the time of grant for time periods similar to the expected term of the award. The relevant data used to determine the value of the stock option grants is as follows:

Year Ended December 31, 2011
Weighted average risk-free interest rate	2.26%
Expected term (in years)	6.6
Weighted average expected volatility	64%
Expected dividends	0%

A summary of stock option activity for the year ended December 31, 2011 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Balance at December 31, 2010	—	$—	—	$—
Granted	5,216,176	0.09
Exercised	—	—
Forfeited	(829,596)	0.06

Balance at December 31, 2011	4,386,580	$0.09	9.2	$263,195

Vested and expected to vest at December 31, 2011	3,884,581	$0.09	9.5	$233,075
Exercisable at December 31, 2011	899,956	$0.07	9.4	$71,996

The aggregate intrinsic value was calculated based on the positive differences between the market value of the Company’s common stock on December 31, 2011, $0.15 per share, and the exercise prices of the options.

The weighted average grant-date fair value of grants of stock options was $0.05 per share for the year ended December 31, 2011.

The total fair value of options vested for the year ended December 31, 2011 was $40,084.

The Company recognized stock-based compensation expense on stock awards in the following categories:

	Year Ended December 31,	Three Months Ended March 31
	2011	2012	2011
		(Unaudited)

Research and development	$5,154	$1,729	$—
Sales and marketing	13,173	4,279	—
General and administrative	49,513	12,112	736

	$67,840	$18,120	$736

SinglePlatform, Corp.

Notes to Financial Statements

The unrecognized compensation expense associated with outstanding stock options at December 31, 2011 and March 31, 2012 (unaudited) was $179,056 and $210,557, respectively. On June 12, 2012, the Company was purchased by Constant Contact, Inc. and all options were cancelled (see note 12).

8.	Commitments and Contingencies

Office Leases

In September 2010, the Company entered into a lease for its corporate headquarters space in New York, New York (the “Lease”). The Lease, effective through October 2012, was amended twice to increase the monthly base rent due to landlord improvements made to the space.

In September 2011, the Company entered into an agreement to sublet new corporate headquarters space in New York, New York under a sublease expiring in June 2016. The agreement contains rent holidays and payment escalations which are accrued or deferred as appropriate such that rent expense is recognized on a straight-line basis over the term of occupancy.

As a result of moving to new corporate headquarters space in 2011, the Company entered into a sublease agreement to sublease its former corporate headquarters space under the Lease through the term of its original Lease (October 2012).

At December 31, 2011, the Company had accrued rent balances related to its office leases of $18,219 which was included in accrued expenses.

Total rent expense under office leases was $56,561 for the year ended December 31, 2011 and $30,840 and $7,366 for the three months ended March 31, 2012 and 2011 (unaudited), respectively.

As of December 31, 2011, future minimum lease payments, exclusive of sublease income, under noncancelable office leases are as follows:

2012	$93,135
2013	78,956
2014	80,933
2015	82,952
2016	42,249

Total	$378,225

Subsequent to December 31, 2011, the Company entered into a sublease for additional space in the same building as its corporate headquarters is located in New York, New York. The sub-lease commenced April 1, 2012 and is effective through December 31, 2016. As a result of this new sub-lease, commitments will increase by $90,025, $220,111, $225,614, $231,254 and $237,036 for the years ended December 31, 2012, 2013, 2014, 2015 and 2016, respectively.

Indemnification Obligations

The Company enters into indemnification agreements with certain third parties in the ordinary course of business. Pursuant to these agreements, the Company indemnifies and agrees to reimburse the indemnified party for losses incurred by the indemnified party in connection with certain intellectual property infringement and other claims by any third party with respect to the Company’s business and technology. Based on historical information and information known as of December 31, 2011 and March 31, 2012 (unaudited), the Company does not expect it will incur any significant liabilities under these indemnification agreements.

SinglePlatform, Corp.

Notes to Financial Statements

9.	Accrued Expenses and other current liabilities

	December 31, 2011	March 31, 2012

		(unaudited)
Payroll and payroll related	$169,713	$244,065
Other accrued expenses	70,855	90,918

	$240,568	$334,983

10.	Income taxes

As a result of losses incurred, the Company did not provide for any income taxes in the year ended December 31, 2011. A reconciliation of the Company’s effective tax rate to the statutory federal income tax rate is as follows:

Yeas Ended December 31,
2011
Statutory rate	34%
Deferred tax asset valuation allowance	(39)
State taxes, net of federal benefit	5

—%

The Company had net deferred tax assets related to temporary differences and operating loss carryforwards as follows:

December 31,
2011

Deferred tax assets

Net operating loss carryforwards	$1,013,400
Accrual to cash	274,013
Credits	14,170
Stock options	8,645

Total gross deferred tax assets	1,310,228
Deferred tax asset valuation allowance	(1,300,653)

Deferred tax assets	9,575

Deferred tax liabilities
Depreciation	(9,575)

Total deferred tax liabilities	(9,575)

Net deferred tax assets	$—

The Company has provided a valuation allowance for the full amount of its net deferred tax assets because as of December 31, 2011 and March 31, 2012 (unaudited), it is not more likely than not that any future benefit from deductible temporary differences and net operating loss and tax credit carryforwards would be realized. The Company’s valuation allowance increased by $988,714 for the year ended December 31, 2011 due primarily to an increase in the Company’s net operating losses.

At December 31, 2011, the Company had federal and state net operating loss carryforwards of approximately $2,601,829 and $2,601,579 respectively, which expire at varying dates through 2021 for federal income tax purposes and through 2016 for state income tax purposes.

SinglePlatform, Corp.

Notes to Financial Statements

At December 31, 2011, the Company had federal research and development credit carryforwards of $14,170 which expires at varying dates through 2021.

Utilization of net operating loss and research and development credit carryforwards may be subject to a substantial annual limitation due to ownership changes that have occurred previously or that could occur in the future, as provided by Section 382 of the Internal Revenue Code of 1986, as well as similar state provisions. These ownership changes may limit the amount of net operating loss and research and development credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. Any limitation may result in expiration of a portion of the net operating loss or research and development credit carryforwards before utilization. In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain shareholders or public groups in the stock of a corporation by more than 50 percentage points over a three-year period. Since the Company’s formation, the Company has raised capital through the issuance of common stock and preferred stock, which, combined with the shareholders’ subsequent disposition of those shares, may have resulted in a change of control, as defined by Section 382, or could result in a change of control in the future upon subsequent disposition. On June 12, 2012, the Company was purchased by Constant Contact, Inc. (see note 12).

The Company has not recorded any amounts for unrecognized tax benefits as of December 31, 2011 or March 31, 2012 (unaudited).

The Company’s policy is to record estimated interest and penalties related to the underpayment of income taxes as a component of its income tax provision. As of December 31, 2011 and March 31, 2012 (unaudited), the Company had no accrued interest or tax penalties recorded. The Company’s income tax return reporting periods since December 31, 2009 are open to income tax audit examination by the federal and state tax authorities.

11.	Related Party Transactions

From July 2009 to September 2010, the Company incurred indebtedness to the founder and Chief Executive Officer of the Company in the amount of $311,455 of which $74,999 was converted into 270,344 shares of Series Seed stock at an issuance price of $0.28 in 2010, $124,724 was repaid during 2010, $41,384 was repaid in 2011, $2,686 was repaid during the three months ended March 31, 2012 (unaudited) and $67,662 will be repaid during the remainder of 2012.

In July 2011, the Company issued $125,000 of senior convertible promissory notes to existing investors (see note 4) one of which was affiliated with a member of the Company’s Board of Directors.

12.	Subsequent Events

On June 12, 2012, the Company was sold to Constant Contact, Inc. The cash purchase price of $65.0 million was adjusted for certain working capital deficiencies and transaction costs as defined in the merger agreement such that the preliminary cash paid was $63.0 million. This amount is subject to further post-closing working capital adjustments identified by Constant Contact, Inc. within 90 days of the closing date. Constant Contact, Inc. also agreed to pay contingent cash consideration of up to $30.0 million subject to SinglePlatform meeting certain revenue targets over the next two years, measured in six-month intervals.

The Company has performed an evaluation of subsequent events through August 23, 2012, which is the date these financial statements were issued.